EXHIBIT 3.2

Number: BC1107887

CERTIFICATE
OF
AMALGAMATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that BAUER HOCKEY CORP., incorporation number C1107886, and BPS CANADA INTERMEDIATE CORP., incorporation number C1107884, and KBAU HOLDINGS CANADA, INC., incorporation number C1107885, and PERFORMANCE SPORTS GROUP LTD., incorporation number BC0896936 were amalgamated as one company under the name PERFORMANCE SPORTS GROUP LTD. on February 20, 2017 at 06:14 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On February 20, 2017 CAROL PREST Registrar of Companies Province of British Columbia Canada